Exhibit 99

DOMINION RESOURCES, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2010
(millions, except per share amounts)
Operating Revenue	$14,306
Operating Expenses	9,446

Income from operations	4,860
Other income	232
Interest and related charges	821

Income before income tax expense including noncontrolling interests	$4,271
Income tax expense	1,619

Net income including noncontrolling interests	2,652
Loss from discontinued operations (including income tax benefit of $25)	(114)
Noncontrolling interests	17

Net income attributable to Dominion	$2,521

Amounts attributable to Dominion:
Income from continuing operations	$2,635
Loss from discontinued operations	(114)

Net income attributable to Dominion	$2,521

Earnings Per Common Share – Basic
Income from continuing operations	$4.45
Loss from discontinued operations	(0.19)
Noncontrolling interests	(0.03)

Net income attributable to Dominion	$4.23

Earnings Per Common Share – Diluted
Income from continuing operations	$4.44
Loss from discontinued operations	(0.19)
Noncontrolling interests	(0.03)

Net income attributable to Dominion	$4.22

Exhibit 99

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2010
(millions)
Operating Revenue	$6,500
Operating Expenses	5,720

Income from operations	780
Other income	115
Interest and related charges	345

Income before income tax expense	550
Income tax expense	184

Net Income	366
Preferred dividends	17

Balance available for common stock	$349